Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148499 and No. 333-146418) and Form S-8 (No. 333-145872) of SulphCo, Inc. of our report dated April 2, 2007, relating to the balance sheets of SulphCo, Inc. as of December 31, 2006 and 2005, and the related statements of operations, cash flows, stockholders’ deficiency for each of the years in the two-year period ended December 31, 2006, which appears in this Form 10-K.

/s/ Marc Lumer & Company
Marc Lumer & Company
San Francisco, California

March 11, 2008